Exhibit 1.1

CERTIFICATE OF CONVERSION OF

TEEKAY LNG PARTNERS L.P. TO

SEAPEAK LLC

UNDER SECTION 78 OF THE LIMITED LIABILITY COMPANY ACT

AND SECTION 27 OF THE LIMITED PARTNERSHIP ACT

The undersigned, Teekay GP L.L.C., general partner and authorized person of Teekay LNG Partners L.P., a Marshall Islands limited partnership, on behalf of Teekay LNG Partners L.P., for the purpose of converting Teekay LNG Partners L.P. into a limited liability company hereby certifies that:

1.

The name of the limited partnership immediately prior to converting into a Marshall Islands limited liability company is: Teekay LNG Partners L.P. (the “Limited Partnership”). The Limited Partnership has never had any other name.

2.	The Limited Partnership was formed as a limited partnership on the 3rd day of November, 2004 in the Marshall Islands.

3.

The name of the limited liability company into which the Limited Partnership shall be converting is: Seapeak LLC. Attached hereto is the Certificate of Formation of the surviving limited liability company.

4.

The address of the registered agent in the Marshall Islands is Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960. The name of its registered agent at such address is The Trust Company of the Marshall Islands, Inc.

5.	The conversion has been approved in accordance with the provisions of the Limited Liability Company Act of 1996 and the Limited Partnership Act.

6.	This Certificate of Conversion shall be effective upon filing with the Registrar or Deputy Registrar of Corporations in the Marshall Islands.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Conversion on this 25th day of February, 2022.

TEEKAY GP L.L.C.

By:	/s/ N. Angelique Burgess
Name: N. Angelique Burgess
Title: Secretary